Circuit City Stores, Inc. Reports Second Quarter Sales

Richmond, Va., September 7, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported sales for the second quarter and six months ended August 31, 2004.

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

                                                 Three Months Ended                          Comparable
                                                      August 31            Year-Over-        Store Sales
(Dollar amounts in billions)                     2004         2003         Year Change       Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales .....................   $  2.23       $ 2.16          3.4%              2.9%
International segment sales ................      0.12            -            -                 -
                                               ----------------------------------------------------------
Total sales.................................   $  2.35       $ 2.16          8.9%              2.9%(a)
                                               ==========================================================




                                                  Six Months Ended                           Comparable
                                                      August 31            Year-Over-        Store Sales
(Dollar amounts in billions)                     2004         2003         Year Change       Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales......................   $  4.27        $4.09          4.5%              4.5%
International segment sales ................      0.14            -            -                 -
                                               ----------------------------------------------------------
Total sales.................................   $  4.41        $4.09          7.9%              4.5%(a)
                                               ==========================================================

(a) Comparable store sales include merchandise sales from domestic stores that have been open for 12 full calendar months and from all relocated stores, as well as merchandise sales originated by circuitcity.com. Circuit City expects to include international segment sales in consolidated comparable store sales beginning with the second quarter of next fiscal year.


For the second quarter ended August 31, 2004, total sales increased 8.9 percent to $2.35 billion from $2.16 billion in the same period last year, with comparable store merchandise sales increasing 2.9 percent. For the six months, total sales increased 7.9 percent to $4.41 billion from $4.09 billion in the first half of last fiscal year, with comparable store merchandise sales increasing 4.5 percent.

"We believe that the second quarter sales results reflect improvements in store-level execution and congratulate our store operations team for its focus on improving the shopping experience for Circuit City customers," said W. Alan
McCollough, Circuit City's chairman, president and chief executive officer. "We also continue to generate strong growth in Web-originated sales. We believe that softer sales in August, compared with the first two months of the quarter, reflect a generally softer retail climate in that month and the shift of Labor
Day weekend into September, or our third quarter, from August of last year." The company estimates that the Labor Day weekend shift reduced second quarter comparable store sales by slightly more than one percentage point.

Sales by Merchandise Category. The percent of merchandise sales represented by each major product category for the quarters and six-month periods ended August
31, 2004 and 2003, are shown below. InterTAN sales have been included in sales by merchandise category since completion of the acquisition in May, but had no material impact on the percentages for the second quarter or six months.

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

                                                     Three Months Ended             Six Months Ended
                                                          August 31                     August 31
                                                    2004            2003          2004          2003
-------------------------------------------------------------------------       --------------------
Video........................................       40%             39%           41%            39%
Audio........................................       13              14            13             14
Information technology.......................       37              36            35             35
Entertainment................................       10              11            11             12
                                                  -----------------------       ---------------------
Total........................................      100%            100%          100%           100%
                                                  =======================       ====================

In the video category, Circuit City produced a single-digit comparable store sales increase, led by sales of new technology televisions and digital imaging products. Video sales reflect triple-digit comparable store sales growth in plasma and LCD televisions and double-digit growth in sales of digital televisions and digital imaging products. Double-digit declines in tube television and DVD player sales and a single-digit decline in camcorder sales partly offset the growth in other products.

Comparable store sales in the audio category were relatively unchanged. Double-digit comparable store sales growth in portable audio products, driven by digital audio products such as MP3 players, and single-digit growth in mobile audio products, driven by satellite radio, were offset by double-digit comparable store sales declines in home audio products.

A single-digit comparable store sales increase in the information technology category reflects single-digit comparable store sales growth in both personal computer hardware and accessories. In personal computer hardware, double-digit comparable store sales growth in notebooks was partly offset by double-digit declines in desktop computers and single-digit declines in printers. Monitor sales were relatively unchanged from the prior year.

Comparable store sales in the entertainment category were relatively unchanged reflecting a double-digit decline in video game products offset by single-digit comparable store sales growth in music software. Comparable store sales of video software were relatively unchanged.

Domestic Segment
For the second quarter, total sales for the domestic segment increased 3.4 percent to $2.23 billion from $2.16 billion in the same period last year, with comparable store merchandise sales increasing 2.9 percent. For the first six months, total sales for the domestic segment increased 4.5 percent to $4.27 billion from $4.09 billion in the same period last year, with comparable store merchandise sales increasing 4.5 percent.

Credit Revenues. The domestic segment generates credit revenues from an ongoing arrangement under which Chase Card Services offers private-label and co-branded credit cards to Circuit City customers. The domestic segment's credit revenues from that arrangement amounted to $6.6 million in this year's second quarter and are included in total sales. Prior to this year's second quarter, private-label and co-branded credit cards were made available through Circuit City's wholly owned subsidiary, First North American National Bank. Private-label and co-branded finance income was reported as finance income on the consolidated statements of operations in all prior periods and, thus, was not included in total sales.

"We are pleased with the early results from our arrangement with Chase Card Services," said McCollough. "The second quarter credit revenues were consistent with our expectations for annual revenues under this relationship."

Store Revitalization. During the quarter, the domestic segment continued its store revitalization program as it opened its sixth Circuit City Superstore in the Richmond, Va., market and its twelfth Superstore in the Houston, Texas, market and relocated a total of nine Superstores. The company expects to open another 18 Superstores, relocate an additional 12 Superstores and fully remodel one Superstore in the third quarter.

International Segment
Circuit City's total sales for the second quarter include international segment sales of $118.0 million; total sales for the six months include international segment sales of $139.7 million. The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004. International segment sales will not be included in the company's comparable store sales until the second quarter of next fiscal year. For the quarter ended August 31, 2004, InterTAN sales increased 17.1 percent, from $100.7 million in the same period last year and InterTAN comparable store merchandise sales increased 10.0 percent. For the six months ended August 31, 2004, InterTAN sales increased 15.7 percent from $189.2 million in the same period last year and InterTAN comparable store merchandise sales increased 7.0 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately three percentage points of InterTAN's second quarter total sales increase and approximately five percentage points of the six-month increase. Comparable store sales declined 4.7 percent for the quarter ended August 31, 2003, and declined
6.0 percent for the six months ended August 31, 2003.

Stock Buyback
During the second quarter, Circuit City repurchased stock in the open market, consistent with the board's $400 million authorization. Through August 31, 2004, the company had repurchased and retired approximately 20.3 million shares under this authorization at a cost of $225.0 million. Of this total, repurchases and retirements during the second quarter totaled approximately 5.3 million shares at a cost of $69.6 million.

Earnings Release and Conference Call Information
Circuit City plans to release second quarter results before the market opens on September 17. The company expects to host a conference call for investors at 11:00 a.m. EDT that day. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available beginning at approximately 4:00 p.m. EDT, September 17, and will be available through September 24. Investors in the United Sates and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 9833277. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At August 31, the domestic segment operated 604 Superstores and five mall-based stores in 158 U.S. markets. At August 31, the international segment operated through 1,016 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to continue to generate strong sales growth through its Web site, (2) the availability of real estate that meets the company's criteria for new and relocating stores, (3) consumer reaction to new store locations and changes in the company's store design and merchandise, (4) the ability of Circuit City and Chase Card Services to successfully integrate Circuit City's domestic retail business with the third-party credit card program being offered by Chase Card Services and (5) future levels of sales activity and the acceptance of the third-party credit program by consumers on an ongoing basis. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

                                                    ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Simmons, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033